Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES SECOND QUARTER 2023 RESULTS

●	2Q23 EPS of $2.26
●	2Q23 Net Income and EBITDA of $80.8 million and $140.5 million, respectively
●	Year-over-year decrease in 2Q23 consolidated operating income driven primarily by lower contribution from China service
●	Repurchased approximately 0.6 million shares in 2Q23

HONOLULU, Hawaii (August 1, 2023) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $80.8 million, or $2.26 per diluted share, for the quarter ended June 30, 2023. Net income for the quarter ended June 30, 2022 was $380.7 million, or $9.49 per diluted share. Consolidated revenue for the second quarter 2023 was $773.4 million compared with $1,261.1 million for the second quarter 2022.

“Matson’s Ocean Transportation and Logistics business segments performed well despite a challenging business environment and sluggish economic growth,” said Chairman and Chief Executive Officer Matt Cox. “Within Ocean Transportation, our China service saw higher sequential quarterly freight demand but generated lower year-over-year volume and freight rates, which were the primary contributors to the year-over-year decline in our consolidated operating income. Currently in the Transpacific marketplace, we are seeing modest reductions in deployed capacity and retail inventories are in a relatively better position than earlier in the year, but retailers continue to carefully manage inventory levels in the face of lower consumer demand. We further expect the tradelane to experience a muted peak season, but for Matson, we expect our China service to be near full during the traditional peak season. Absent an economic ‘hard landing’ in the U.S., we continue to expect trade dynamics to gradually improve for the remainder of the year as the Transpacific marketplace transitions to a more normalized level of consumer demand and retail inventory stocking levels. Regardless of the economic environment, we expect to continue to earn a significant rate premium to the Shanghai Containerized Freight Index reflecting our fast and reliable ocean services and unmatched destination services.”

Mr. Cox added, “In our domestic ocean tradelanes, we saw lower year-over-year volumes in Hawaii, Alaska and Guam compared to the year ago period. The year-over-year decline in Hawaii volume was primarily due to lower retail-related volume. The year-over-year volume declines in Guam and Alaska were primarily driven by lower general demand and lower seafood volume, respectively. In Logistics, operating income decreased year-over-year primarily due to lower contributions from transportation brokerage and supply chain management.”

“We expect Matson’s consolidated operating income in the third quarter of 2023 to be higher than the level achieved in the second quarter. We also expect the fourth quarter consolidated operating income to approach the level achieved in the first quarter of 2023,” said Mr. Cox.

Second Quarter 2023 Discussion and Update on Business Conditions

Ocean Transportation: The Company’s container volume in the Hawaii service in the second quarter 2023 was 7.1 percent lower year-over-year. The decrease was primarily due to lower retail-related volume. During the quarter, the Company saw retail customers continue to manage inventories to weaker consumer demand levels despite continued economic growth in Hawaii supported by a low unemployment rate and relatively strong visitor arrivals. In the second half of 2023, Matson expects continued improvement in the Hawaii economy supported by continued growth in visitor arrivals and a low unemployment rate.

In China, the Company’s container volume in the second quarter 2023 decreased 24.6 percent year-over-year. The decrease was primarily due to (i) CCX volume in the second quarter 2022 (CCX service was discontinued in the third quarter 2022), (ii) lower capacity in the CLX service due to the dry-docking of Daniel K. Inouye and (iii) one less CLX+ sailing. Matson continued to realize a significant rate premium over the Shanghai Containerized Freight Index (“SCFI”) in the second quarter 2023 but achieved average freight rates that were lower than in the year ago period. Currently in the Transpacific marketplace, the Company is seeing modest reductions in deployed capacity and retail inventories are in a relatively better position than earlier in the year, but retailers continue to carefully manage inventory levels in the face of lower consumer demand. The Company further expects the tradelane to experience a muted peak season, but for Matson, the Company expects its China service to be near full during the traditional peak season. Absent an economic “hard landing” in the U.S., the Company continues to expect trade dynamics to gradually improve for the remainder of the year as the Transpacific marketplace transitions to a more normalized level of consumer demand and retail inventory stocking levels. Regardless of the economic environment, the Company expects to continue to earn a significant rate premium to the SCFI reflecting its fast and reliable ocean services and unmatched destination services.

In Guam, the Company’s container volume in the second quarter 2023 decreased 7.5 percent year-over-year primarily due to lower general demand. In the second half of 2023, the Company expects continued improvement in the Guam economy with a low unemployment rate and a modest increase in tourism from low levels.

In Alaska, the Company’s container volume for the second quarter 2023 decreased 7.2 percent year-over-year due to (i) lower export seafood volume from the Alaska-Asia Express service (“AAX”), (ii) lower northbound volume due to one less sailing and (iii) lower southbound volume primarily due to lower household goods and domestic seafood volume. In the second half of 2023, the Company expects the Alaska economy to continue to benefit from low unemployment and increased energy-related exploration and production activity as a result of elevated oil prices.

The contribution in the second quarter 2023 from the Company’s SSAT joint venture investment was $(1.4) million, or $26.1 million lower than the second quarter 2022. The decrease was primarily driven by lower demurrage revenue and lower lift volume.

Logistics: In the second quarter 2023, operating income for the Company’s Logistics segment was $14.3 million, or $8.8 million lower compared to the level achieved in the second quarter 2022. The decrease was primarily due to lower contributions from transportation brokerage and supply chain management.

Results By Segment

Ocean Transportation — Three months ended June 30, 2023 compared with 2022

	Three Months Ended June 30,
(Dollars in millions)	2023	2022	Change
Ocean Transportation revenue	$616.9	$1,049.2	$(432.3)	(41.2)%
Operating costs and expenses	(534.5)	(579.2)	44.7	(7.7)%
Operating income	$82.4	$470.0	$(387.6)	(82.5)%
Operating income margin	13.4%	44.8%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	36,400	39,200	(2,800)	(7.1)%
Hawaii automobiles	9,800	10,600	(800)	(7.5)%
Alaska containers	20,500	22,100	(1,600)	(7.2)%
China containers	36,700	48,700	(12,000)	(24.6)%
Guam containers	4,900	5,300	(400)	(7.5)%
Other containers (2)	4,400	6,200	(1,800)	(29.0)%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue decreased $432.3 million, or 41.2 percent, during the three months ended June 30, 2023, compared with the three months ended June 30, 2022. The decrease was primarily due to lower average freight rates and volume in China.

On a year-over-year FEU basis, Hawaii container volume decreased 7.1 percent primarily due to lower retail-related volume; Alaska volume decreased 7.2 percent due to (i) lower export seafood volume from the AAX, (ii) lower northbound volume due to one less sailing and (iii) lower southbound volume primarily due to lower household goods and domestic seafood volume; China volume was 24.6 percent lower primarily due to (a) CCX volume in the second quarter 2022 (CCX service was discontinued in the third quarter 2022), (b) lower capacity in the CLX service due to the dry-docking of Daniel K. Inouye and (c) one less CLX+ sailing; Guam volume was 7.5 percent lower primarily due to lower general demand; and Other containers volume decreased 29.0 percent.

Ocean Transportation operating income decreased $387.6 million during the three months ended June 30, 2023, compared with the three months ended June 30, 2022. The decrease was primarily due to lower freight rates and volume in China and a lower contribution from SSAT, partially offset by (i) lower operating costs and expenses (including fuel-related expenses) primarily related to the discontinuation of the CCX service and (ii) lower fuel costs and the timing of fuel-related surcharge collections.

The Company’s SSAT terminal joint venture investment contributed $(1.4) million during the three months ended June 30, 2023, compared to a contribution of $24.7 million during the three months ended June 30, 2022. The decrease was primarily driven by lower demurrage revenue and lower lift volume.

Ocean Transportation — Six months ended June 30, 2023 compared with 2022

	Six Months Ended June 30,
(Dollars in millions)	2023	2022	Change
Ocean Transportation revenue	$1,167.9	$1,993.1	$(825.2)	(41.4)%
Operating costs and expenses	(1,057.7)	(1,106.9)	49.2	(4.4)%
Operating income	$110.2	$886.2	$(776.0)	(87.6)%
Operating income margin	9.4%	44.5%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	71,600	74,700	(3,100)	(4.1)%
Hawaii automobiles	19,200	19,200	—	—%
Alaska containers	40,300	42,900	(2,600)	(6.1)%
China containers	66,800	95,300	(28,500)	(29.9)%
Guam containers	9,800	10,800	(1,000)	(9.3)%
Other containers (2)	8,500	11,500	(3,000)	(26.1)%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue decreased $825.2 million, or 41.4 percent, during the six months ended June 30, 2023, compared with the six months ended June 30, 2022. The decrease was primarily due to lower average freight rates and volume in China.

On a year-over-year FEU basis, Hawaii container volume decreased 4.1 percent primarily due to lower eastbound and retail-related volume; Alaska volume decreased 6.1 percent due to (i) lower export seafood volume from the AAX including the impact of three less sailings and (ii) lower southbound volume primarily due to lower household goods and domestic seafood volume, partially offset by higher northbound volume primarily due to an additional sailing; China volume was 29.9 percent lower primarily due to (a) CCX volume in the first half of 2022 (CCX service was discontinued in the third quarter 2022), (b) lower demand for the CLX and CLX+ services including one less CLX+ sailing and (c) lower capacity in the CLX service due to the dry-docking of Daniel K. Inouye; Guam volume was 9.3 percent lower primarily due to lower retail-related demand; and Other containers volume decreased 26.1 percent.

Ocean Transportation operating income decreased $776.0 million during the six months ended June 30, 2023, compared with the six months ended June 30, 2022. The decrease was primarily due to lower freight rates and volume in China and a lower contribution from SSAT, partially offset by (i) lower operating costs and expenses (including fuel-related expenses) primarily related to the discontinuation of the CCX service and (ii) lower fuel costs and the timing of fuel-related surcharge collections.

The Company’s SSAT terminal joint venture investment contributed $(3.2) million during the six months ended June 30, 2023, compared to a contribution of $58.7 million during the six months ended June 30, 2022. The decrease was primarily driven by lower demurrage revenue and lower lift volume.

Logistics — Three months ended June 30, 2023 compared with 2022

	Three Months Ended June 30,
(Dollars in millions)	2023	2022	Change
Logistics revenue	$156.5	$211.9	$(55.4)	(26.1)%
Operating costs and expenses	(142.2)	(188.8)	46.6	(24.7)%
Operating income	$14.3	$23.1	$(8.8)	(38.1)%
Operating income margin	9.1%	10.9%

Logistics revenue decreased $55.4 million, or 26.1 percent, during the three months ended June 30, 2023, compared with the three months ended June 30, 2022. The decrease was primarily due to lower revenue in transportation brokerage and supply chain management.

Logistics operating income decreased $8.8 million, or 38.1 percent, during the three months ended June 30, 2023, compared with the three months ended June 30, 2022. The decrease was primarily due to lower contributions from transportation brokerage and supply chain management.

Logistics — Six months ended June 30, 2023 compared with 2022

	Six Months Ended June 30,
(Dollars in millions)	2023	2022	Change
Logistics revenue	$310.3	$433.5	$(123.2)	(28.4)%
Operating costs and expenses	(285.1)	(394.0)	108.9	(27.6)%
Operating income	$25.2	$39.5	$(14.3)	(36.2)%
Operating income margin	8.1%	9.1%

Logistics revenue decreased $123.2 million, or 28.4 percent, during the six months ended June 30, 2023, compared with the six months ended June 30, 2022. The decrease was primarily due to lower revenue in transportation brokerage and supply chain management.

Logistics operating income decreased $14.3 million, or 36.2 percent, during the six months ended June 30, 2023, compared with the six months ended June 30, 2022. The decrease was primarily due to lower contributions from transportation brokerage and supply chain management.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $127.8 million from $249.8 million at December 31, 2022 to $122.0 million at June 30, 2023, which excludes $583.9 million in cash and interest deposited in the Capital Construction Fund. Matson generated net cash from operating activities of $246.5 million during the six months ended June 30, 2023, compared to $691.1 million during the six months ended June 30, 2022. Capital expenditures totaled $126.3 million for the six months ended June 30, 2023, compared with $79.8 million for the six months ended June 30, 2022. Total debt decreased by $55.1 million during the six months to $462.4 million as of June 30, 2023, of which $420.7 million was classified as long-term debt.1 As of June 30, 2023, Matson had available borrowings under its revolving credit facility of $642.5 million.

During the second quarter 2023, Matson repurchased approximately 0.6 million shares for a total cost of $42.4 million. As of the end of the second quarter 2023, there were approximately 3.3 million shares remaining in its share repurchase program. Matson’s Board of Directors also declared a cash dividend of $0.32 per share payable on September 7, 2023 to all shareholders of record as of the close of business on August 3, 2023.

1 Total debt is presented before any reduction for deferred loan fees as required by GAAP.

Teleconference and Webcast

A conference call is scheduled on August 1, 2023 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s second quarter results.

Date of Conference Call:	Tuesday, August 1, 2023
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 10:30 a.m. HT

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors.

Participants may register for the conference call at:

https://register.vevent.com/register/BI2405370e930a41939d6774bd4e7cc3dc

Registered participants will receive the conference call dial-in number and a unique PIN code to access the live event. While not required, it is recommended you join 10 minutes prior to the event starting time. A replay of the conference call will be available approximately two hours after the event by accessing the webcast link at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline of ocean freight transportation services to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from ports in Alaska to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America and Asia. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, supply chain management, and freight forwarding to Alaska. Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”).

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding performance and financial results; operating income; volume, rate and freight demand levels; seasonality trends; retail inventories; deployed capacity in the Transpacific; consumer demand; Matson’s capacity utilization in the peak season; vessel transit times; trade dynamics; e-commerce growth; air freight capacity; Matson’s rate premium to the Shanghai Containerized Freight Index; economic growth and drivers in Hawaii, Alaska and Guam; tourism levels; unemployment rates; interest rates; inflation; lift volume at SSAT; freight forwarding demand; intermodal and highway brokerage demand and capacity; accessorial fees; timing and amount of tax refunds; timing of milestone payments; tax rates; capital allocation plans; energy-related exploration and production activity; oil prices; and timing of return of annual financial outlook. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; changes in macroeconomic conditions, geopolitical developments, or governmental policies, including from the COVID-19 pandemic; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; new or increased competition or improvements in competitors’ service levels; our relationship with customers, agents, vendors and partners and changes in related agreements; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of required fuels; evolving stakeholder expectations related to environmental, social and governance matters; timely or successful completion of fleet upgrade initiatives; the Company’s vessel construction agreements with Philly Shipyard; the occurrence of poor weather, natural disasters, maritime accidents, spill events and other physical and operating risks, including those arising from climate change; transitional and other risks arising from climate change; the magnitude and timing of the impact of public health crises, including COVID-19; significant operating agreements and leases that may not be replaced on favorable terms; any unanticipated dry-dock or repair expenses; joint venture relationships; conducting business in foreign shipping markets, including the imposition of tariffs or a change in international trade policies; any delays or cost overruns related to the modernization of terminals; war, terrorist attacks or other acts of violence; consummating and integrating acquisitions; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; loss of key personnel or failure to adequately manage human capital; the use of our information technology and communication systems and cybersecurity attacks; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; costs to comply with and liability related to numerous safety, environmental, and other laws and regulations; and disputes, legal and other proceedings and government inquiries or investigations. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2022 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2023	2022	2023	2022
Operating Revenue:
Ocean Transportation	$616.9	$1,049.2	$1,167.9	$1,993.1
Logistics	156.5	211.9	310.3	433.5
Total Operating Revenue	773.4	1,261.1	1,478.2	2,426.6

Costs and Expenses:
Operating costs	(604.7)	(728.4)	(1,202.2)	(1,432.1)
(Loss) Income from SSAT	(1.4)	24.7	(3.2)	58.7
Selling, general and administrative	(70.6)	(64.3)	(137.4)	(127.5)
Total Costs and Expenses	(676.7)	(768.0)	(1,342.8)	(1,500.9)

Operating Income	96.7	493.1	135.4	925.7
Interest income	8.7	—	16.9	—
Interest expense	(2.9)	(4.5)	(7.4)	(9.3)
Other income (expense), net	1.8	1.8	3.6	3.8
Income before Taxes	104.3	490.4	148.5	920.2
Income taxes	(23.5)	(109.7)	(33.7)	(200.3)
Net Income	$80.8	$380.7	$114.8	$719.9

Basic Earnings Per Share	$2.28	$9.54	$3.21	$17.82
Diluted Earnings Per Share	$2.26	$9.49	$3.19	$17.69

Weighted Average Number of Shares Outstanding:
Basic	35.5	39.9	35.8	40.4
Diluted	35.7	40.1	36.0	40.7

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(In millions)	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$122.0	$249.8
Other current assets	455.8	509.8
Total current assets	577.8	759.6
Long-term Assets:
Investment in SSAT	80.1	81.2
Property and equipment, net	2,029.0	1,962.5
Goodwill	327.8	327.8
Intangible assets, net	184.4	174.9
Capital Construction Fund	583.9	518.2
Other long-term assets	435.1	505.8
Total long-term assets	3,640.3	3,570.4
Total assets	$4,218.1	$4,330.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$41.7	$76.9
Other current liabilities	507.3	504.7
Total current liabilities	549.0	581.6
Long-term Liabilities:
Long-term debt, net of deferred loan fees	408.5	427.7
Deferred income taxes	643.9	646.5
Other long-term liabilities	326.7	377.3
Total long-term liabilities	1,379.1	1,451.5

Total shareholders’ equity	2,290.0	2,296.9
Total liabilities and shareholders’ equity	$4,218.1	$4,330.0

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(In millions)	2023	2022
Cash Flows From Operating Activities:
Net income	$114.8	$719.9
Reconciling adjustments:
Depreciation and amortization	72.1	71.1
Amortization of operating lease right of use assets	75.7	75.3
Deferred income taxes	(3.0)	9.4
Share-based compensation expense	9.8	10.5
Loss (income) from SSAT	3.2	(58.7)
Distributions from SSAT	—	26.3
Other	(1.7)	(0.7)
Changes in assets and liabilities:
Accounts receivable, net	(16.8)	(37.6)
Deferred dry-docking payments	(8.9)	(14.7)
Deferred dry-docking amortization	12.4	12.9
Prepaid expenses and other assets	68.3	(48.3)
Accounts payable, accruals and other liabilities	3.6	4.5
Operating lease liabilities	(76.3)	(74.2)
Other long-term liabilities	(6.7)	(4.6)
Net cash provided by operating activities	246.5	691.1

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(50.8)	(11.4)
Other capital expenditures	(75.5)	(68.4)
Proceeds from disposal of property and equipment, net	0.1	0.8
Payment for intangible asset acquisition	(12.4)	—
Cash deposits and interest into the Capital Construction Fund	(113.1)	(10.7)
Withdrawals from Capital Construction Fund	49.9	10.7
Net cash used in investing activities	(201.8)	(79.0)

Cash Flows From Financing Activities:
Repayments of debt	(55.1)	(32.5)
Dividends paid	(22.4)	(25.0)
Repurchase of Matson common stock	(82.5)	(208.5)
Tax withholding related to net share settlements of restricted stock units	(12.5)	(19.5)
Net cash used in financing activities	(172.5)	(285.5)

Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(127.8)	326.6
Cash, Cash Equivalents and Restricted Cash, Beginning of the Period	253.7	287.7
Cash, Cash Equivalents and Restricted Cash, End of the Period	$125.9	$614.3

Reconciliation of Cash, Cash Equivalents and Restricted Cash, End of the Period:
Cash and Cash Equivalents	$122.0	$609.0
Restricted Cash	3.9	5.3
Total Cash, Cash Equivalents and Restricted Cash, End of the Period	$125.9	$614.3

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest (including debt prepaid fees)	$7.1	$8.4
Income tax payments (refunds), net	$(28.8)	$211.7

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$8.4	$6.1
Non-cash payment for intangible asset acquisition	$4.1	$—
Accrued dividends	$11.2	$12.4

MATSON, INC. AND SUBSIDIARIES

Net Income to EBITDA Reconciliations

(Unaudited)

		Three Months Ended
		June 30,			Last Twelve
(In millions)		2023	2022	Change	Months
Net Income		$80.8	$380.7	$(299.9)	$458.8
Subtract:	Interest income	(8.7)	—	(8.7)	(25.1)
Add:	Interest expense	2.9	4.5	(1.6)	16.1
Add:	Income taxes	23.5	109.7	(86.2)	121.8
Add:	Depreciation and amortization	35.8	34.9	0.9	140.0
Add:	Dry-dock amortization	6.2	6.2	—	24.4
EBITDA (1)		$140.5	$536.0	$(395.5)	$736.0

		Six Months Ended
		June 30,
(In millions)		2023	2022	Change
Net Income		$114.8	$719.9	$(605.1)
Subtract:	Interest income	(16.9)	—	(16.9)
Add:	Interest expense	7.4	9.3	(1.9)
Add:	Income taxes	33.7	200.3	(166.6)
Add:	Depreciation and amortization	70.8	70.0	0.8
Add:	Dry-dock amortization	12.4	12.9	(0.5)
EBITDA (1)		$222.2	$1,012.4	$(790.2)

(1)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization (including deferred dry-docking amortization). EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.